Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”), made this 14th day of May, 2003, by and between Aerosonic Corporation, a Delaware corporation (the “Company”), and David A. Baldini (the “Employee”) residing at 595 Glengarry Court, Earlysville, VA 22936.

WHEREAS, the Company wishes to employ the Employee and the Employee wishes to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for these and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.	Employment of Employee. On the terms and conditions hereinafter set forth, the company hereby employs the Employee as President and Chief Executive Officer and the Employee hereby accepts such employment.

2.	Duration of Employment. Employment of the Employee by the Company hereunder shall commence at the date of the consummation of the Agreement and shall be for a period of three years from such date, unless earlier terminated pursuant to the provisions of paragraph 8 hereof.

3.	Duties of Employee. The Employee shall serve the Company well and faithfully and shall, at all times, use his best efforts to promote the interest thereof and during the term of his employment hereunder shall devote his full business time and energies to the Company and its subsidiaries. The Employee shall comply with all lawful requests and directions given to him by the Board of Directors of the Company (the “Directors”) consistent with this position set forth in paragraph 1 and shall supply the Directors with such information and reports as the Directors may from time to time reasonably request.

4.	Place of Employment. Except with his consent, the Employee shall not be required to perform duties which require his principal office or residence be maintained outside 1212 North Hercules Avenue, Clearwater, FL 33765; provided, however, that, in the discharge of his responsibilities hereunder, the Employee agrees to travel on business for reasonable time periods commensurate with his duties. The Employee shall be reimbursed for such travel in accordance with the Company’s policy in respect thereof. All other out-of-pocket expenses incurred in connection with the Employee’s duties under this agreement shall be reimbursed in accordance with the Company’s policy in respect thereof.

5.	Confidential Information. The Employee shall not disclose the private affairs of the Company, or any subsidiary or affiliate of the company, to any person other than such persons as the Directors or Management may direct or for the Company’s purposes, and shall not use for his own purpose or for any purpose other than those of the Company, its subsidiaries or affiliates any information of a confidential nature in relation to the business of the company or any subsidiary or affiliate of the company they may have or acquire.

6.	Compensation of Employee. During the term of employment provided for herein, the Employee shall be paid a minimum annual salary of $183,000.00 in U.S. dollars, which salary shall be paid to the Employee in equal biweekly installments in arrears. Any increases in the minimum annual salary will be recommended by the Compensation Committee and approved by the Board of Directors.

7.	Benefits and Future Bonuses. During the term of this agreement, Employee shall be entitled to participate in and shall receive such benefits form the Company as are afforded comparable executive employees subject to benefit plan restrictions and Company policy as it may be in effect from time to time. All bonuses and stock options will be recommended by the Compensation Committee and approved by the Board of Directors.

8.	Termination of Employment. The Employee’s employment under this agreement shall terminate upon the death of the Employee and may be terminated by the Company at its option, by notice in writing to the Employee at least thirty (30) days prior to said termination, upon the occurrence of any of the following events:

(a)	the physical or mental disability of the Employee, as defined below;

(b)	the material breach by the Employee of any material provision of this agreement, which breach (if capable of being cured) is not cured within thirty (30) days of notice of such breach;

(c)	a good faith determination by the Directors that the Employee has committed willful misconduct, failure to follow Company policy or a direct and legal direction from management, or a material breach of generally accepted industry standards, that materially affects the Company or its public image, or constitutes a material dereliction of duty; or

(d)	a determination by the Directors that the Employee should be discharged for any other reason, with or without cause.

Upon termination of the Employee’s employment under this Agreement, neither the Company nor the Employee shall have any further duties or obligations hereunder except that (I) the Employee shall continue to be bound in all respects by his obligations concerning confidential information pursuant to paragraph 5 hereof, (II) upon such termination (i) by reason of death or pursuant to subparagraphs (a)-(c) of this paragraph 8, the Company shall pay the Employee’s salary prorated through the date of termination and (ii) upon such termination by reason of death or physical or mental disability of the Employee, the Company shall pay the Employee’s bonus, if any, for the twelve-month period in which such termination occurs (calculated and payable in accordance with paragraph 7 hereof) prorated for the number of days in that year up to the date of death or date of termination for physical and mental disability (all payments owing to the Employee under the immediately preceding clauses (i) and (ii) of this paragraph 8 shall, in the event of termination by death, be paid to the estate of the Employee) and (iii) in the event that the Employee is terminated pursuant to subparagraph (d) of this paragraph 8, the Employee shall continue to be bound in all respects by his obligation under paragraph 9 hereof for a period of three (3) years from the date of such termination and the company shall, during the remainder of the three year term specified in paragraph 2 hereof, continue to pay the Employee’s salary pursuant to paragraph 6 hereof and provide the Employee with the benefits and future bonuses provided for pursuant to paragraph 7 hereof so long as the Employee shall not be materially in breach of such obligation.

For purposes of this paragraph 8, the Employee shall be deemed to have suffered a physical or mental disability if (x) he shall fail because of a perceived mental or physical disability to perform the services require hereunder to the reasonable satisfaction of the Directors for a period of three consecutive months or for a period of six months during any twelve-month period or (y) if a physician selected by the Company, after examining the Employee, shall determine that the Employee has suffered a physical or mental disability that will prevent him from performing the services required hereunder for a period of four consecutive months or for a period of six months during a twelve-month period. The Employee may, at his own expense, select another physician to conduct a further examination of the Employee. In the event that the opinion of the physician selected by the Employee differs from the opinion of the physician selected by the Company, then such physicians shall mutually agree upon a third physician whose opinion shall be binding upon the parties. In the event that it is finally determined, pursuant to the examination by such third physician, that the Employee is not suffering such a physical or mental disability, the Employee shall not be terminated pursuant to the immediately preceding clause (y) of this paragraph 8.

In the event that the employee receives or realizes any amounts in connection with long-term disability insurance (the premiums for which were paid by the Company, or any affiliates thereof), those amounts shall be deducted from any salary payable to the Employee for that period. The Company agrees that it shall not exercise its right to terminate this agreement as a result of the Employee’s disability so as to deprive the Employee of any benefits which would otherwise become payable to the Employee under any disability insurance policy or salary continuation plan then maintained by the company.

9.	Non-Competition.

(a)	The Employee agrees that from and after the date hereof and ending on the third anniversary of the termination date of the Employee’s employment hereunder he will not, directly or indirectly, engage in or be concerned with or interested in, advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by, any business (whether as a proprietor, partner, joint venturer, employer, agent, employee, consultant, officer, beneficial or record owner (other than as a passive investor owning less than a 2%

interest in a publicly held company )) which is competitive in any respect with any of the businesses of the Company and its subsidiaries as conducted as of the date the Employee’s employment is terminated hereunder or which is, directly or indirectly, engaged in the design, development, production, marketing or distribution of products of the nature designed, developed, produced marketed or distributed by the Company or any of its subsidiaries as of the date of the Employee’s employment is terminated hereunder. In the event that this agreement is assigned to any entity other than a subsidiary of the Company, this non-competition clause shall refer to the businesses of the Company and its subsidiaries and not those of the assignee as of the date of any such assignment.

(b)	If any of the foregoing provisions relating to the duration, business or geographic scope of this covenant shall be held to be more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision, shall be limited to the extent permitted by law.

(c)	It is agreed that it would be impossible to fully compensate the Company for damages for breach of the obligations of the Employee hereunder. Accordingly, the Employee and the Company specifically agree that the company and any of its affiliates or successors shall be entitled to temporary and permanent injunctive relief to enforce such obligations and that such relief may be granted without the necessity of proving actual damages.

10.	Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

11.	Entire Agreement: Waiver. This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and there are not terms relating to the subject matter hereof other than those contained in this agreement. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by writing signed by the parties hereto. No waiver by either party of any provision or condition of the Agreement to be performed by the Employee or it shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or any prior or subsequent time.

12.	Severability. Each provision of this agreement is intended to be severable from the others so that if any provision or term hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof.

13.	Assignment. This agreement may not be assigned without prior written consent of the parties hereto, except that the Company may assign this agreement: (i) to any of the Company’s divisions, subsidiaries or affiliates or (ii) upon the Employee’s prior consent, which consent shall not be unreasonably withheld, to any assignee, licensee or purchaser of the Company.

14.	Notices. Any notice or other communication given or rendered hereunder by either party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to the Company, addressed to the Company at 1212 N. Hercules Avenue, Clearwater, FL 33765, Attention: J. Mervyn Nabors or his designee, and if to the Employee, addressed to the Employee at his residence address as set forth above.

15.	Captions. The paragraph captions are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this agreement or the intent of any provision hereof.

16.	Extension. On each anniversary date of this Agreement, this contract will automatically renew for an additional three years unless either party is notified by the other at least 180 days prior to the expiration date.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

Employee:

/s/ DAVID A. BALDINI
David A. Baldini

Company:

/s/ P. MARK PERKINS
P. Mark Perkins
Executive Vice President, Sales and Marketing

/s/ GARY E. COLBERT
Gary E. Colbert
Chief Financial Officer